Annual Meeting of Shareholders
                                 August 30, 2001

         Fiscal 2000 was a financial and mental disaster for management, shareholders and employees of Northland. We started the year in September of 1999 with a belief that we would post a small profit for the year. We expected the year to be tough because of the excess fruit in inventory within the cranberry industry. We knew that since we held fruit in inventory at $85 per barrel, the profit for the year would be small. We also added significant staff to the branded sales and marketing force with the intention of building sizeable increases in revenue. Thus, a part of the 2000 business plan included an increase of about $3,000,000 in overhead.

         All in all, we expected 2000 to be profitable, but unspectacular. In October, we were informed that John Pazurek, our CFO since the company went public in 1987, was diagnosed with an extremely aggressive, rare form of cancer. We harvested the 1999 crop in October and brought in 525,000 barrels versus a projected 400,000-barrel crop. We quickly discovered that the national crop was about 30% over projections and would significantly increase the industries excess inventories.

         Ocean Spray re-launched its Well Fleet Farms juice line as Ocean Spray Premium and literally began giving away product in an attempt to gain market share. The Northland brand had to compete with deep discounting and free product coupons at the grocer. At that point we increased our marketing budget and revised our sales projections. By late January it had become obvious that it would be extremely difficult to compete with cranberries carried in inventory at $85 per barrel.

         We began discussions with our auditors regarding the need to mark down our cranberry inventory to net realizable value. At that point in time, it appeared as though approximately $45 per barrel was a reasonable market value. Thus, in February we took a charge of $27 million against our inventory.

         During January we upgraded our accounting system to a new system to match the large revenue growth we experienced in fiscal 1999. We retained outside consultants to install the system and train our employees. Since the system was a total package, every aspect of our company was involved. The system changeover took place on January 10th and we looked forward to generating more management detail on a timely basis. Over 100 people within the company were involved in preparing to operate the new system. Our excitement turned to horror by January 31st when we discovered that as of the January 31st month end, we had accounting variances in excess of $15,000,000. Obviously, we had a problem that would take a great deal of work to fix.

         We sold our private label division early in March and by year-end found ourselves in litigation regarding the sale and approximately $5 million of proceeds were not paid as agreed by the buyer. Cranberry prices continued to fall to the $10 per barrel level as Ocean Spray continued aggressive spending at the trade level and drastic price cutting in the concentrate markets. Our manufacturing costs skyrocketed on a per case basis because our sales were under projections and the private label buyer failed to honor their co-packing obligation.

         The unreceived $5 million from Cliffstar placed severe cash flow problems on Northland and forced us into a cash position where we could not service debt. This cash shortfall was magnified by our increased overhead in the branded division, escalating per case manufacturing costs, cranberries carried at higher than market and significantly increased marketing costs.

         At year-end, we recorded another charge against inventory and various restructuring costs totaling $38.65 million. We posted a year-end loss of $105 million and we were looking at a stock price under $1.00 per share.

         As a result of our fiscal 2000 loss, we were in default on our loan agreement and our debt was transferred from long-term liabilities to a current liability. That change in the accounting for our senior bank debt forced our auditors to issue a going concern opinion in conjunction with our audit.

         We were notified by NASDAQ that if our stock did not close above a $1.00 bid for ten consecutive trading days, we could be delisted. Obviously, the last six months of fiscal 2000 were a living hell.

         Since year-end we have initiated the following actions:

       1)     Closed Bridgeton, New Jersey Plant

       2)     Reduced overhead by over $3 MM

       3)     Entered an agreement with Crossmark

       4)     Entered a forbearance agreement with our senior lenders

       5)     Negotiated several trade credit agreements

       6)     Temporarily laid off approximately 45 employees

       7)     Reorganized our marketing plan

       8)     Reformulated and launched our 27% Solution in the Northland brand

       9)     Fixed our accounting system

       10)    Held several discussions with our lenders

       11)    Explored other lending alternatives

                                    AND

         We made a profit in the first quarter.

         We have a long way to go to fix our problems. In fiscal 2000 we tried to be something that we are not. We tried to be a "best in class" competitor like Coke or Pepsi. We tried to compete at the grocery store by opening up our checkbook and showing that we could play with the big guys.

         Our motto for 2001 is simply "be who we are". We are a small, vertically integrated cranberry grower from Wisconsin. We produce a premium product and expect a premium price. We are not a multi-national billion-dollar company with deep pockets. We are a small Wisconsin company with a dedicated team of employees that can react much quicker to new ideas than our competitors. We are a small Wisconsin company that can grow cranberries and process juice without the waste of a large multi-national corporation. We are a small Wisconsin company that can develop small profitable niche markets that don't appeal to large competitors. We are a small Wisconsin company that can and will return to profitability.

         The first quarter profit was achieved by combining profitable juice sales with the seasonal fresh fruit and sauce business. As we continue to restructure our business, we believe that our second quarter, scheduled to end February 28th will result in a small loss. The second quarter will be totally dependent on juice sales for revenues. We have dramatically realigned our promotional activities at the grocery trade level during the first six months of the year in order to define a profitable base business.

         We will launch a print advertising campaign in the third quarter and a television campaign in the fourth quarter. We believe that we should post a small profit for the year to reverse our $105 million loss in fiscal 2000.

         Honestly, our problems are not yet behind us. I can tell you that your current management team is ready to put forth the time and effort required to get us back on track. We need to fix our operations and we need to fix our balance sheet. We are dedicated to doing the best we can within the perimeters of the current cranberry industry.

         We will not win every battle as we take up this challenge and we will probably not fix the problems as fast as some would prefer. You have my guarantee that we will do our best and I am confident that in the long-term, while we may lose some battles, we can win the war.